                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934*





                               AVICI SYSTEMS INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                   05367 10 9
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

                                DECEMBER 31, 2000
--------------------------------------------------------------------------------
                     (DATE OF EVENT WHICH REQUIRES FILING OF
                                 THIS STATEMENT)





        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [ ] Rule 13d-1(b)

        [ ] Rule 13d-1(c)

        [X] Rule 13d-1(d)

--------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


-----------------------------------
CUSIP NO. 05367 10 9                               13G
-----------------------------------


======================================================================================================
1.          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Brentwood Associates VII, L.P.
------------------------------------------------------------------------------------------------------
2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                              (a)  [ ]
                                                                                              (b)  [ ]

------------------------------------------------------------------------------------------------------
3.          SEC USE ONLY


------------------------------------------------------------------------------------------------------
4.          CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------------------------------------------------------------------------------------------------
      NUMBER OF        5.   SOLE VOTING POWER
       SHARES
    BENEFICIALLY            2,754,561 shares of common stock(1)
      OWNED BY         -------------------------------------------------------------------------------
        EACH           6.   SHARED VOTING POWER
      REPORTING
       PERSON               N/A
        WITH           -------------------------------------------------------------------------------
                       7.   SOLE DISPOSITIVE POWER

                            2,754,561 shares of common stock(1)
                       -------------------------------------------------------------------------------
                       8.   SHARED DISPOSITIVE POWER

                            N/A
======================================================================================================



======================================================================================================
9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,754,561 shares of common stock(1)
------------------------------------------------------------------------------------------------------
10.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

            N/A
------------------------------------------------------------------------------------------------------
11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.7% of shares of outstanding common stock
------------------------------------------------------------------------------------------------------
12.         TYPE OF REPORTING PERSON

            PN
======================================================================================================


--------------------
(1) Brentwood Associates VII, L.P. held directly 2,754,561 shares of the common stock of the Issuer at December 31, 2000. As of the date of filing of this
Schedule 13G, Brentwood Associates VII, L.P. holds directly 1,377,561 shares of the common stock of the Issuer, which represents 2.9% of the outstanding common stock of the Issuer. Brentwood VII Ventures, L.P. is the general partner of Brentwood Associates VII, L.P.

*  SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------------
CUSIP NO. 05367 10 9                               13G
-----------------------------------


======================================================================================================
1.          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Brentwood Affiliates Fund, L.P.
------------------------------------------------------------------------------------------------------
2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                              (a)  [ ]
                                                                                              (b)  [ ]

------------------------------------------------------------------------------------------------------
3.          SEC USE ONLY

------------------------------------------------------------------------------------------------------
4.          CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------------------------------------------------------------------------------------------------
      NUMBER OF        5.   SOLE VOTING POWER
       SHARES
    BENEFICIALLY            114,829 shares of common stock(2)
      OWNED BY         -------------------------------------------------------------------------------
        EACH           6.   SHARED VOTING POWER
      REPORTING
       PERSON               N/A
        WITH           -------------------------------------------------------------------------------
                       7.   SOLE DISPOSITIVE POWER

                            114,829 shares of common stock(2)
======================================================================================================



======================================================================================================
8.          SHARED DISPOSITIVE POWER

            N/A
------------------------------------------------------------------------------------------------------
9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            114,829 shares of common stock(2)
------------------------------------------------------------------------------------------------------
10.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

            N/A
------------------------------------------------------------------------------------------------------
11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            0.2% of shares of outstanding common stock
------------------------------------------------------------------------------------------------------
12.         TYPE OF REPORTING PERSON

            PN
======================================================================================================

--------------------
(2) Brentwood Affiliates Fund, L.P. held directly 114,829 shares of the common stock of the Issuer at December 31, 2000. As of the date of filing of this
Schedule 13G, Brentwood Affiliates Fund, L.P. holds directly 57,415 shares of the common stock of the Issuer, which represents 0.1% of the outstanding common stock of the Issuer. Brentwood VII Ventures, L.P. is the general partner of Brentwood Affiliates Fund, L.P.

* SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------------
CUSIP NO. 05367 10 9                               13G
-----------------------------------


======================================================================================================
1.          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Brentwood VII Ventures, L.P.
------------------------------------------------------------------------------------------------------
2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                              (a)  [ ]
                                                                                              (b)  [ ]

------------------------------------------------------------------------------------------------------
3.          SEC USE ONLY

------------------------------------------------------------------------------------------------------
4.          CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------------------------------------------------------------------------------------------------
      NUMBER OF        5.   SOLE VOTING POWER
       SHARES
    BENEFICIALLY            2,869,390 shares of common stock(3)
      OWNED BY         -------------------------------------------------------------------------------
        EACH           6.   SHARED VOTING POWER
      REPORTING
       PERSON               N/A
        WITH           -------------------------------------------------------------------------------
                       7.   SOLE DISPOSITIVE POWER

                            2,869,390 shares of common stock(3)
                       -------------------------------------------------------------------------------
                       8.   SHARED DISPOSITIVE POWER

                            N/A
======================================================================================================


======================================================================================================
9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,869,390 shares of common stock(3)
------------------------------------------------------------------------------------------------------
10.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

            N/A
------------------------------------------------------------------------------------------------------
11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            6.0% of shares of outstanding common stock
------------------------------------------------------------------------------------------------------
12.         TYPE OF REPORTING PERSON

            PN
======================================================================================================

----------------------
(3) Brentwood VII Ventures, L.P. is the general partner of Brentwood Associates VII, L.P., which held directly 2,754,561 shares of the common stock of the Issuer at December 31, 2000, and Brentwood Affiliates Fund, L.P., which held directly 114,829 shares of the common stock of the Issuer at December 31, 2000. As of the date of filing of this Schedule 13G, Brentwood Associates VII, L.P. holds directly 1,377,561 shares of the common stock of the Issuer, and Brentwood Affiliates Fund, L.P. holds directly 57,415 shares of the common stock of the Issuer.

* SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a)      NAME OF ISSUER:

               Avici Systems Inc.

ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               101 Billerica Avenue, North Billerica, MA 01862


ITEM 2(a)      NAME OF PERSONS FILING:

               Brentwood Associates VII, L.P.
               Brentwood Affiliates Fund, L.P.
               Brentwood VII Ventures, L.P.

               The statement on this Schedule 13G is filed on behalf of the persons listed above pursuant to Rule 13d-1(k)(1). The Joint Filing Agreement dated February 13, 2001 among the Reporting Persons is set forth in Exhibit I hereto and is incorporated herein by reference.

ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               11150 Santa Monica Blvd., Suite 1200, Los Angeles, CA 90025


ITEM 2(c)      CITIZENSHIP:

               Delaware

ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

               Common Stock

ITEM 2(e)      CUSIP NUMBER:

               05367 10 9

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

               N/A

ITEM 4  OWNERSHIP:

               (a)    Amount Beneficially Owned at December 31, 2000:

                      Brentwood Associates VII, L.P.: 2,754,561 (see cover page) Brentwood Affiliates Fund, L.P.: 114,829 (see cover page) Brentwood VII Ventures, L.P.: 2,869,390 (see cover page)

        (b)    Percent of Class Owned at December 31, 2000:

                      Brentwood Associates VII, L.P.: 5.7% (see cover page) Brentwood Affiliates Fund, L.P.: 0.2% (see cover page) Brentwood VII Ventures, L.P.: 6.0% (see cover page)

        (c)    Number of Shares as to which such person had at December
               31, 2000:

               (i)    sole power to vote or to direct the vote:

                      Brentwood Associates VII, L.P.: 2,754,561 (see cover page) Brentwood Affiliates Fund, L.P.: 114,829 (see cover page) Brentwood VII Ventures, L.P.: 2,869,390 (see cover page)

               (ii)   shared power to vote or direct the vote: N/A

               (iii) sole power to dispose or to direct the disposition of:

                      Brentwood Associates VII, L.P.: 2,754,561 (see cover page)
                      Brentwood Affiliates Fund, L.P.: 114,829 (see cover page) Brentwood VII Ventures, L.P.: 2,869,390 (see cover page)

               (iv) shared power to dispose or to direct the disposition of: N/A

               Since December 31, 2000, the Reporting Persons have disposed of shares of the common stock of the Issuer (the "Common Stock"). As of the date of filing of this
               Schedule 13G (the "Filing Date"), the Reporting Persons hold shares of the Common Stock as follows: Brentwood Associates VII, L.P. directly holds 1,377,561 shares, representing 2.9% of the outstanding Common Stock. Brentwood Affiliates Fund, L.P. directly holds 57,415 shares, representing 0.1% of the outstanding Common Stock. Brentwood VII Ventures, L.P., as the general partner of Brentwood Associates VII, L.P. and Brentwood Affiliates Fund, L.P., is deemed to beneficially own 1,434,976 shares of the Common Stock, representing 3.0% of the outstanding Common Stock. As such, as of the Filing Date the Reporting Persons have ceased to own beneficially more than five percent of the outstanding Common Stock.


ITEM 5  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               As noted in Item 4, as of the date of filing of this
               Schedule 13G, the Reporting Persons have ceased to own beneficially more than five percent of the outstanding Common Stock.


ITEM 6  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                The general partner of both Brentwood Associates VII, L.P. and Brentwood Affiliates Fund, L.P. is Brentwood VII Ventures, L.P., a Delaware limited partnership, which may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock owned by Brentwood Associates VII, L.P. and Brentwood Affiliates Fund, L.P.

                Information contained in this Schedule 13G is provided solely for the purpose of complying with Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended. Brentwood VII Ventures, L.P. disclaims beneficial ownership of the securities described herein for any other purpose.


ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

               N/A

ITEM 8  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               N/A

ITEM 9  NOTICE OF DISSOLUTION OF GROUP:

               N/A

ITEM 10 CERTIFICATION:

               N/A

                                    SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

DATE:          February 13, 2001



                                            BRENTWOOD ASSOCIATES VII, L.P.,
                                            a Delaware limited partnership

                                            By:  Brentwood VII Ventures, L.P.,
                                                 a Delaware limited partnership
                                                 Its:  General Partner


                                                 By:   /s/ G. Bradford Jones
                                                      ----------------------
                                                       G. Bradford Jones
                                                       General Partner



                                            BRENTWOOD AFFILIATES FUND, L.P.,
                                            a Delaware limited partnership

                                            By:  Brentwood VII Ventures, L.P.,
                                                 a Delaware limited partnership
                                                 Its:  General Partner


                                                 By:   /s/ G. Bradford Jones
                                                      ----------------------
                                                       G. Bradford Jones
                                                       General Partner



                                            BRENTWOOD VII VENTURES, L.P.,
                                            a Delaware limited partnership

                                            By:    /s/ G. Bradford Jones
                                               ---------------------------------
                                                   G. Bradford Jones
                                                   General Partner